Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President, Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces Third Quarter 2003 Financial Results and

Completes Sale of Biotage Unit

CAMBRIDGE, MA, October 30, 2003 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the third quarter ended September 30, 2003.  The Company also reported the October 29, 2003 completion of the sale of its Biotage separations subsidiary to Pyrosequencing AB (Stockholm:PYROA), per the agreement announced on October 14, 2003.

For the quarter ended September 30, 2003, the Company reported a net loss of $6,170,000 or $0.25 per share (a loss of $6,048,000 or $0.25 per share from continuing operations) as compared to a net loss of $5,675,000 or $0.29 per share (a loss of $5,891,000 or $0.30 per share from continuing operations) in the third quarter of 2002.  For the nine months ended September 30, 2003, the Company reported a net loss of $18,614,000 or $0.80 per share (a loss of $17,482,000 or $0.75 per share from continuing operations), as compared to a net loss of $20,441,000 or $1.04 per share (a loss of $20,217,000 or $1.03 per share from continuing operations) in the comparable nine month period in 2002.  Excluding forthcoming proceeds from the Biotage sale, Dyax ended the third quarter of 2003 with cash and cash equivalents, exclusive of restricted cash, totaling $18,394,000, a decrease of approximately $9,805,000 since December 31, 2002.  All other line items referred to below exclude the results of the discontinued Biotage operations for all periods presented.

Revenue for the quarter ended September 30, 2003 increased 32.2% to $5,927,000 as compared to $4,485,000 for the third quarter of 2002. The increase in revenues for the third quarter as compared with the third quarter of 2002 was due primarily to revenues related to manufacturing activities for the Company’s DX-890 collaboration with Debiopharm S.A., which had previously been deferred.  For the nine months ended September 30, 2003, the Company reported revenues of $13,131,000, versus revenues of $13,166,000 for the comparable nine month period in 2002.

Research and development expenses for the third quarter of 2003 were $8,635,000, an increase of 17.9% compared to the third quarter of 2002.  These expenses are net of reimbursements during 2003 through the Company’s joint venture with Genzyme Corporation for the development of DX-88 in hereditary angioedema (HAE). The increase in net expenses resulted primarily from the recognition of reimbursable expenses under the Company’s DX-890 product collaboration with Debiopharm S.A., which had previously been deferred, and higher DX-88 clinical trial costs.

Subsequent to the close of the third quarter, on October 29, 2003, Dyax closed on the sale of its Biotage separations subsidiary to Pyrosequencing AB of Uppsala, Sweden. The purchase price was $35 million before transaction expenses and deduction for approximately $5 million of Biotage debt. After transaction expenses, Dyax received approximately $23 million in cash, with up to an additional $5 million receivable within one year, subject to an indemnity escrow to cover the representations, warranties and covenants of Dyax contained in the agreement.

“Our recent activities are highlighted by the sale of Biotage,” commented Henry E. Blair, Chairman, President and CEO of Dyax Corp.  “We remain very enthusiastic about our clinical trials and pipeline of clinical candidates, and the sale allows us to devote all of our attention to drug development programs. During the upcoming months, we look forward to initiating expanded trials and announcing clinical milestones from current trials— for DX-88 in HAE and cardiothoracic surgery, and for DX-890 in cystic fibrosis,” concluded Mr. Blair.

Commenting on third quarter 2003 financial results, Stephen Galliker, EVP Finance and Administration, and Chief Financial Officer of Dyax Corp. said, “Our plan for the remainder of 2003 is to continue to advance our clinical programs and selective internal discovery research programs. We made the decision not to slow down our clinical development programs during the third quarter, in anticipation of the sale of Biotage.  Due to increased clinical development costs during the third quarter and continuing forward, we now anticipate our annual cash burn rate from operations to reach approximately $25 million for 2003, and we expect a similar burn rate for 2004.” Mr. Galliker continued, “Based on our revenue performance year to date and our outlook for the rest of the year, we expect revenue for 2003 to approach 2002 revenue. Our existing revenue plan combined with cash from the sale of Biotage should support the Company’s operations well into 2005.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss third quarter 2003 financial results and company progress:

Date:	Thursday, October 30, 2003

Time:

10:00 a.m. EST

Telephone Access:	Domestic callers, dial 1-800-915-4836 International callers, dial 1-973-317-5319
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through November15, 2003 and can be accessed by dialing 1-800-428-6051. International callers should dial 973-709-2089.  The replay passcode I.D. for all callers is 307408.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax Corp.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of antibodies, small proteins and peptides as therapeutic products for unmet medical needs, particularly in the areas of inflammation and oncology.  Dyax currently has two recombinant proteins in phase II clinical trials.  DX-88 is in phase II trials for the potential treatment of hereditary angioedema in collaboration with Genzyme Corporation. Dyax is also evaluating DX-88 in phase I/II studies for it’s potential use during cardiothoracic surgery, specifically CABG procedures. The Company’s second clinical compound, DX-890, is in phase II clinical trials for the potential treatment of cystic fibrosis.  Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which Dyax uses to rapidly identify compounds that bind with high affinity and specificity to therapeutic targets. Dyax is building a pipeline of drug that may be advanced into clinical development at Dyax or in partnership with other companies. Dyax leverages its technology broadly through more than 75 revenue generating licenses and collaborations for therapeutic discovery, as well as non-core areas such as affinity separations, diagnostic imaging, and research reagents. For more information on Dyax Corp., please visit the Company’s website at www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future revenues, operating results, financial position, research and development programs, clinical trials and collaborations include the risks that:  biopharmaceuticals developed by Dyax or its collaborators may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; Dyax is dependent on the expertise, effort, priorities and contractual obligations of its collaborators in the development, clinical trials, manufacture, marketing, sales and distribution of biopharmaceuticals developed by Dyax or its collaborators; Dyax’s ability to obtain and maintain intellectual property protection for its product candidates and technologies; others may develop technologies or products superior to Dyax’s technologies or product candidates; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

- Financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Product development and license fee revenues	$5,927,000	$4,485,000	$13,131,000	$13,166,000

Operating expenses:
Research and development	9,703,000	7,323,000	22,470,000	21,627,000
less: Research and development expenses reimbursed by joint venture	(1,068,000)	—	(1,901,000)	—
Selling, general and administrative	3,073,000	2,795,000	9,235,000	11,313,000
Total operating expenses	11,708,000	10,118,000	29,804,000	32,940,000

Loss from operations	(5,781,000)	(5,633,000)	(16,673,000)	(19,774,000)
Other income (expense), net	(267,000)	(258,000)	(809,000)	(443,000)
Loss from continuing operations	(6,048,000)	(5,891,000)	(17,482,000)	(20,217,000)

(Loss) Income from discontinued operations of Biotage LLC	(122,000)	216,000	(1,132,000)	(224,000)

Net Loss	$(6,170,000)	$(5,675,000)	$(18,614,000)	$(20,441,000)

Basic and diluted net loss per share
Loss from continuing operations	$(0.25)	$(0.30)	$(0.75)	$(1.03)
(Loss) Income from discontinued operations of Biotage LLC	$(0.00)	$0.01	$(0.05)	$(0.01)
Net Loss	$(0.25)	$(0.29)	$(0.80)	$(1.04)

Weighted average number of shares used in computing basic and diluted net loss per share	24,563,720	19,700,540	23,155,884	19,635,365

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	September 30, 2003	December 31, 2002

Cash and cash equivalents	$18,394,000	$28,199,000
Restricted cash	5,904,000	5,635,000
Working capital	5,699,000	14,330,000
Assets of discontinued operations	16,755,000	17,504,000
Total assets	59,529,000	73,906,000
Stockholders’ equity	21,131,000	30,843,000

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